                                 [LETTERHEAD]


                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE
Contact:
--------

Magainin Pharmaceuticals Inc.     The Trout Group/BMC Communications
Jennifer Bilotti                  Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                    Brad Miles ext. 17 (media inquiries)
                                  (212) 477-9007



Magainin's Anti-Angiogenic Compound, Squalamine, Shows Activity in Lung Cancer
 Trial


Plymouth Meeting, PA, November 16, 2000 -- Magainin Pharmaceuticals Inc. (NASDAQ: MAGN) today announced positive results for its anti-angiogenic drug, squalamine, in its first therapeutic clinical study in non-small cell lung cancer (NSCLC).

The phase 2a trial in non-small cell lung cancer was a multi-center open-label design examining the preliminary efficacy and safety of squalamine, combined with standard chemotherapy of carboplatin and paclitaxel, in patients with Stage IIIB or Stage IV advanced disease. Objective responses were observed in 36% of patients (8 of 22), receiving the treatment dose of squalamine (300 mg/m2/day) for one or more cycles of therapy. Overall, at all doses of squalamine, 31% of patients (11 of 36) experienced an objective response. In comparison, the historical benchmark objective response rate for this group of patients treated with carboplatin and paclitaxel alone is 15%, as demonstrated in the large Eastern Cooperative Oncology Group study presented at the American Society for Clinical Oncology meeting in May, 2000. An objective response is defined as a 50% or greater reduction in tumor size. Survival data for the patients in the study continues to be collected, and the median survival time is not yet determinable.

Commenting on the results of the study, Dr. Joan Schiller, Professor of Oncology at the University of Wisconsin, and lead investigator for the trial, noted, "The results from this first clinical trial indicate squalamine shows promise as a novel therapy for patients with this devastating disease. I look forward to participating in the further development of squalamine for the treatment of lung cancer."

Dr. Kenneth Holroyd, Senior Vice President of Clinical Research and Regulatory Affairs commented, "This successful trial enabled us to establish clinical activity for squalamine in lung cancer. I look forward to working with our outstanding scientific and medical collaborators in further developing squalamine for lung cancer, and a number of other important medical conditions."

                                     -more-

Magainin also outlined further clinical development plans for squalamine. More extensive, randomized studies of squalamine in NSCLC will be conducted, and the Company is currently considering these further plans with its advisors. Clinical studies are also underway in both primary and recurrent ovarian cancer. The Company expects to focus its efforts going forward in recurrent and resistant disease patients, where the Company has seen encouraging early objective responses. Studies are ongoing in other adult solid tumors, and the Company plans additional studies in prostate cancer, pediatric solid tumors, brain tumors (in combination with radiation therapy) and, in fibrodysplasia ossificans progressiva (FOP).

Michael R. Dougherty, President and Chief Executive Officer commented, "We are delighted with the activity of squalamine demonstrated in this phase 2 study. Achieving our objectives in this trial is an important step forward for our company, and for our aminosterol platform of proprietary compounds. The clinical program for squalamine expands, and there are multiple opportunities for success with this unique anti-angiogenic agent."

"Our leadership in leveraging the value of natural product discovery and genomics into promising new drugs has made possible the development of novel therapies such as squalamine. The Company's portfolio of drug development candidates is shaping nicely beyond squalamine. Our respiratory program includes a lead IL-9 antibody program partnered with Genentech, and several additional opportunities. These include our anti-inflammatory "mucoregulators" being developed for upper and lower inflammatory airway diseases, such as chronic sinusitis and chronic obstructive pulmonary disease. Our aminosterol program is anchored by squalamine, but we are increasingly focused also on produlestan, which has shown great promise in many preclinical obesity models and will be developed as a much needed treatment for medically significant obesity."

Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. Squalamine is an anti-angiogenic molecule with a unique mechanism of action that blocks endothelial (blood vessel) cell activation, migration and proliferation by multiple growth factors. Squalamine's intracellular blockade of multiple growth factors contrasts with many other angiogenesis inhibition programs. Preclinical studies have demonstrated that this multi-faceted approach may allow squalamine broad application across many cancer types, and in proliferative eye diseases.

The current trial initially enrolled 18 patients with an escalating dose of squalamine from 100 mg/m2/day to 400 mg/m2/day. Eighteen patients were then enrolled in a second portion of the study at a set 300 mg/m2/day dose. Based on the response rate seen, nine additional patients have been enrolled in the study. The patients received up to 6 cycles of carboplatin and paclitaxel every 3 weeks, to which a 5-day infusion of squalamine every 3 weeks was added. The squalamine therapy began as soon as the carboplatin and paclitaxel infusion ended.

Additional data on the current trial will be presented, as it becomes available, at upcoming scientific meetings. The Company will also be presenting the current findings at the Robertson Stephens Medical Conference on November 30, 2000.

                                     -more-

At 11:30 a.m. Eastern Standard Time (EST) today, the Company will webcast a conference call hosted by Michael R. Dougherty, President and Chief Executive Officer. To access the live call or the 90-day archive, please log onto http://webcast.themeetingson.com/webcast.jsp?reservation=16970366. Please
-----------------------------------------------------------------
connect to the site prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Magainin Pharmaceuticals Inc. is a biopharmaceutical company with research and development efforts in anti-angiogenesis, respiratory genomics and infectious disease.

This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statement regarding the future clinical development plans and prospects for squalamine for lung cancer and in other indications, the IL-9 antibody program and produlestan. Actual results could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of factors, including, but not limited to, the additional data to be collected from the phase 2a trial, results of additional clinical development plans for squalamine, results of ongoing preclinical and clinical studies in our drug development candidates and the other risks and uncertainties discussed in this announcement and in Magainin's filings with the Securities and Exchange Commission. Magainin disclaims any intent or obligation to update, revise or correct these forward-looking statements.

                                      ###